Exhibit 99.1

Contact: Jim Radosevich
 Vice President, Corporate Finance & Investor Relations
 Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Renews its Senior Credit Facility

Barrington, IL, September 14, 2006 - Clark Consulting (NYSE:CLK), a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced the completion of an agreement that amends and extends its Senior Credit Facility. The amended facility provides $111.6 million of borrowing capacity, with the ability to extend to $120 million through additional bank commitments. The previous facility was scheduled to expire at the end of 2006.

The amended Senior Credit Facility was executed with a group of banks led by JP Morgan Chase Bank; with LaSalle Bank and Charter One Bank as syndication agents. The other bank participants are Fifth-Third Bank, The Frost National Bank, MB Financial Bank and Associated Bank. The facility is expected to be used primarily to fund future acquisitions.

“Our senior line has been a great asset that has allowed us to take advantage of many acquisition and other growth opportunities,” stated Tom Pyra, President of Clark Consulting. “We are pleased to extend the facility agreement with this group of lenders and we appreciate their commitment and confidence in the continued execution of our strategy.”

The facility consists of a revolving credit line, in which a portion converts to term debt at the end of each year. The term portion amortizes over a five-year period. The revolving facility agreement extends to December 31, 2009 and is similar to its predecessor agreement in structure and terms. The Company currently has $8.25 million outstanding on the facility.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

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